Exhibit 99.1

Investor Contact:
Laurel Lefebvre
Vice President, Investor Relations
(630) 410-5230

Media Contact:
ICR, Inc.
Alecia Pulman
(203) 682-8224

ULTA BEAUTY NAMES BRUCE L. HARTMAN CHIEF FINANCIAL OFFICER

Bolingbrook, IL – August 22, 2012 – Ulta Beauty [NASDAQ:ULTA] today announced the appointment of Bruce L. Hartman as Chief Financial Officer, effective September 7, 2012. He will report to Chuck Rubin, President and Chief Executive Officer.

Mr. Hartman is an experienced Chief Financial Officer with extensive financial and operational expertise in retailing, consumer products, and real estate. He most recently served as Executive Vice President, Chief Administrative Officer and Chief Financial Officer of The Yankee Candle Company. Prior to joining Yankee Candle in 2008, Mr. Hartman was the Executive Vice President and Chief Financial Officer of Cushman & Wakefield from 2006 to 2008.

Mr. Hartman is a retail industry veteran, having served in a variety of senior leadership roles at Foot Locker, Inc. from 1996 to 2005. He was named Chief Financial Officer in 1999, with responsibility for all finance functions including investor relations, information services, corporate shared services, security, real estate, and logistics. During his tenure, Foot Locker gained market share, drove consistent earnings growth, executed aggressive expense reduction programs, and integrated several acquisitions, resulting in significant shareholder value creation. By 2005, Foot Locker was the world’s leading athletic apparel retailer with $5.5 billion in sales and 4,000 stores in 17 countries.

Previously, Mr. Hartman spent ten years with the May Department Stores, in Chief Financial Officer and Controller roles with Filene’s, Famous-Barr, Robinsons-May, Lord & Taylor, and G. Fox & Company.

Mr. Hartman has been a member of the Board of Directors of rue21, inc., a high growth specialty apparel retailer with more than 700 stores, since 2010. He previously served as a Director of Pathmark Supermarkets from 2004 to 2007.

Mr. Hartman will succeed Gregg Bodnar, who has held the role of Chief Financial Officer at Ulta Beauty since 2006. In March, Mr. Bodnar announced his plans to step down from his position to allow him to relocate to Michigan to attend to a family health issue, and to remain in the position to assist in the hiring and onboarding of a new CFO. He will step down as CFO on September 6, 2012 and will continue to work with Ulta to ensure a smooth transition.

“I want to express my deep gratitude to Gregg Bodnar for his remarkable contributions to Ulta’s growth and success over the past six years,” said Chuck Rubin. “Gregg has been a great partner to me and has developed a very strong finance team at Ulta. Gregg and his team have driven exceptional expense management, built a very healthy balance sheet, and overseen consistent and rapid improvement in our financial results. During Gregg’s tenure, Ulta grew from a 200 store chain to a 500 store chain today, added more than a billion dollars in annual sales, and improved its profit margin by 600 basis points.”

“We are thrilled that an experienced CFO of Bruce’s caliber is joining the Ulta leadership team,” said Mr. Rubin. “His long tenure as a public company CFO, his successful career in a broad range of industries, his strong strategic skills, and his track record in driving sales and profit make him a tremendous asset to our organization. As Ulta matures from a 500 store retailer to a 1,200 store business over the coming years, Bruce’s significant expertise in scaling businesses and real estate will be extremely valuable in helping our company expand its leadership in the beauty industry.”

“I am delighted to be joining Ulta at such an exciting time in the company’s history, and I am impressed with the company’s market position and the passion and talent of the associates. I look forward to partnering with Chuck and the Ulta team to execute our long term growth strategies,” said Mr. Hartman.

Mr. Hartman holds a BSBA in Accounting from Suffolk University in Boston, Massachusetts.

About Ulta Beauty

Ulta Beauty is the largest beauty retailer that provides one-stop shopping for prestige, mass and salon products and salon services in the United States. Ulta Beauty provides affordable indulgence to its customers by combining unmatched product breadth, value and convenience with the distinctive environment and experience of a specialty retailer. Ulta Beauty offers a unique combination of over 20,000 prestige and mass beauty products across the categories of cosmetics, fragrance, haircare, skincare, bath and body products and salon styling tools, as well as salon haircare products. Ulta Beauty also offers a full-service salon in all of its stores. As of July 28, 2012, the Company operates 489 retail stores across 45 states and also distributes its products through the Company’s website: www.ulta.com.